IMAGIS CABS SOFTWARE PURCHASED
BY FOUR RCMP BRITISH COLUMBIA DETACHMENTS

Vancouver, Canada, March 15, 2002: (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) Imagis Technologies Inc. ("Imagis"), developer and marketer of advanced biometric facial recognition software, is pleased to announce that Imagis' premier law enforcement software, the CABS Computerized Arrest and Booking System, has been purchased by an additional four Royal Canadian Mounted Police detachments.

CABS is an integrated imaging and offender management system developed specifically for law enforcement agencies. CABS streamlines the offender "booking" process, by capturing all necessary images including faces, scars, tattoos and other distinguishing characteristics along with all data and offense information. CABS provides quick access for forensic lineup identification, investigations and substantially increases efficiency by producing all jurisdictional reports.

"CABS helps the police solve crimes and is the foundation database for which ID-2000 facial recognition can later be added to identify offenders more accurately, either locally or from a regional image repository," advised Iain Drummond, President & CEO of Imagis Technologies. "CABS with ID-2000 provides invaluable information at both the time of booking where other identification processes can be slow, as well as for on-going case investigations."

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB: Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration, other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. http://www.imagistechnologies.com

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Investor/PR Contact: Sandra Buschau, Vice President Tel: (604) 684-2449 sandy@imagistechnologies.com	Media Contact: Tara Dugan Schwartz Communications Tel: (415) 512-0770 imagis@schwartz-pr.com

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